Eventbrite Reports Third Quarter 2019 Financial Results
11/07/2019

Achieves net revenue of $82.1 million, driven by strong performance in Self-Sign On channel and international growth
Net loss decreased to $30.2 million, from $35.5 million in the prior year
Adjusted EBITDA loss of $6.5 million

SAN FRANCISCO — (BUSINESS WIRE) — Eventbrite, Inc. (NYSE: EB), a global ticketing and event technology platform, today posted its financial results for the quarter ended September 30, 2019. You can find the Third Quarter 2019 Shareholder Letter on Eventbrite’s Investor Relations website at www.investor.eventbrite.com.

“We are encouraged by the progress we’ve made in the year since becoming a public company,” said Julia Hartz, Eventbrite’s co-founder and chief executive officer. “In the third quarter, we delivered better than expected net revenue growth of 11%, which was driven by 23% year over year paid ticket volume growth in our Self Sign-On channel, marking the fourth consecutive quarter of greater than 20% growth, and continued international market growth. We have now substantially completed the migration of Ticketfly customers to the Eventbrite platform, and we are focused on enabling event creators of all kinds to grow their businesses with Eventbrite.”

Quarterly Conference Call and Webcast

Eventbrite will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the third quarter financial results and its Business Outlook for the full year 2019. The conference call and webcast can be accessed as follows:

Event: Eventbrite Third Quarter 2019 Earnings Conference Call
Date: Thursday, November 7, 2019
Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)
Conference Call Dial-in: (877) 682-6650 or (647) 689-5426
Live Webcast Site: https://investor.eventbrite.com

An archived webcast of the conference call will be accessible on Eventbrite’s Investor Relations page, https://investor.eventbrite.com. A telephonic replay of the conference call will be available until Thursday, November 14, 2019, by dialing (800) 585-8367 or (416) 621-4642.

About Eventbrite

Eventbrite is a global ticketing and event technology platform that provides creators of events of all shapes and sizes with tools and resources to seamlessly plan, promote, and produce live experiences around the world. Eventbrite’s powerful platform, which can be accessed online or via mobile apps, scales from basic registration and ticketing to a fully featured event management platform. Customers include Newport Folk and Jazz Festivals, Pitchfork Music Festival, and Wanderlust, in addition to top venues and promoters that include Bowery Ballroom and The Troubadour. Eventbrite was founded by Julia Hartz, Kevin Hartz, and Renaud Visage and launched operations in 2006. The company has more than 1,000 employees in 14 offices around the world. Learn more at www.eventbrite.com.
Eventbrite Investor Relations
investors@eventbrite.com